EXHIBIT 99.1

NeuroMetrix Reports Q2 2019 Financial Results

WALTHAM, Mass., July 18, 2019 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended June 30, 2019.

The Company develops and markets novel therapies for chronic health conditions employing neurostimulation and digital medicine. The Company has two primary commercial products. Quell® is an over-the-counter wearable neurostimulation device for managing chronic pain. DPNCheck® is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

Highlights:

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Quell revenues in Q2 2019 were $0.8 million, a sequential decline from $1.6 million in Q1 2019 and from $2.1 million in Q2 2018. The decline in revenue reflects the effects of reduced advertising spending.

•	DPNCheck revenues in Q2 2019 were $1.2 million, up 7% sequentially from Q1 2019 and approximately flat with Q2 2018. Revenue from the Medicare Advantage market grew 33% from the year earlier quarter.

•	Collaboration income from GlaxoSmithKline totaled $1.4 million in Q2 2019, reflecting the achievement of two Quell development milestones.

•	The Company has initiated a process to evaluate a potential divestiture of its DPNCheck product line. Back Bay Life Science Advisors, Inc. has been retained as its advisor to lead the process.

•
Previously, the Company reported a restructuring to improve business alignment and conserve cash. The restructuring involved a reduction in force, plans to consolidate operations in a single location, and a write down of excess inventory. A charge of $2.3 million was recorded to cover associated costs. Ladenburg Thalmann & Co. Inc. was retained as financial advisor to explore strategic alternatives to enhance shareholder value, including the potential sale or merger of the company.

•	Cash at June 30, 2019 totaled $4.96 million.

"We have engaged outside expertise to help optimize the value of our business. The restructuring that we initiated in June was a difficult but essential step to better align our operating structure with current revenues,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “We are pleased with the DPNCheck performance, particularly in our domestic market, which offset variable timing of international sales, particularly in Mexico. With Quell, we are working to find the optimal commercial approach to deliver profitable sales with a modest investment in digital advertising. We continue to believe in the effectiveness and unique benefits of the Quell technology. Finally, we continue to seek resolution of the previously disclosed Federal Trade Commission (FTC) matter which is centered on Quell advertising.”

Financials:

In Q2 2019 total revenues were $2.4 million versus $3.8 million in the prior year period, a decrease of 37%. Gross margin was a negative $0.8 million after recording an inventory charge of $1.9 million. Excluding the inventory charge, gross margin of $1.1 million represented a gross margin rate of 47.0% in comparison with the gross margin rate of 48.0% in Q2 2018. Operating expenses were $4.0 million and included restructuring charges totaling $0.4 million related to severance and relocation costs. Collaboration income from GSK totaled $1.4 million in comparison with $3.7 million in Q2 2018. Net income (loss) was ($3.4) million compared to $0.6 million in Q2 2018. Net cash usage in operations was $3.1 million versus $2.7 million in Q2 2018. The Company ended the quarter with cash of $4.96 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, July 18, 2019. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 7357689. A replay will be available starting two hours after the call at 855-859-2056 United States and 800-585-8367 international using confirmation code 7357689. It will remain available for one week. The call will also be webcast and accessible at http://www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company markets Quell®, an over-the-counter wearable device for symptomatic relief of chronic pain. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. For more information, please visit NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products, and the final outcome of the ongoing Federal Trade Commission civil investigative demand enforcement action involving Quell. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$2,354,683	$3,751,568	$5,477,618	$7,418,348
Cost of revenues	3,143,787	1,950,304	5,468,018	3,771,415
Gross profit	(789,104)	1,801,264	9,600	3,646,933
Operating expenses:
Research and development	1,034,921	1,616,863	1,890,002	2,795,331
Sales and marketing	1,373,949	2,200,852	3,399,237	4,535,192
General and administrative	1,564,555	1,170,634	3,184,045	2,186,123
Total operating expenses	3,973,425	4,988,349	8,473,284	9,516,646
Loss from operations	(4,762,529)	(3,187,085)	(8,463,684)	(5,869,713)
Other income:
Collaboration income	1,381,818	3,749,999	7,116,667	7,499,999
Other income	18,520	11,014	35,333	29,700
Total other income	1,400,338	3,761,013	7,152,000	7,529,699
Net income (loss)	$(3,362,191)	$573,928	$(1,311,684)	$1,659,986

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2019	December 31, 2018

Cash and cash equivalents	$4,958,058	$6,780,429
Other current assets	3,891,255	4,805,736
Noncurrent assets	1,964,964	2,405,715
Total assets	$10,814,277	$13,991,880

Current liabilities	$4,839,893	$6,592,897
Lease obligation, net of current portion	1,116,734	1,301,172
Stockholders’ equity	4,857,650	6,097,811
Total liabilities and stockholders’ equity	$10,814,277	$13,991,880